UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

 FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 23, 2007

World Energy Solutions, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	333-136528	04-3474959
(State or Other Juris- diction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

446 Main Street Worcester, Massachusetts	01608
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (508) 459-8100

n/a
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                      Entry into a Material Definitive Agreement.

On May 23, 2007, World Energy Solutions, Inc.  (the “Company”) entered into a definitive Asset Purchase Agreement with EnergyGateway, LLC, an Ohio limited liability company, and its members, to purchase substantially all of the assets and assume certain liabilities of EnergyGateway.  Under the agreement, the Company will pay US$5 million in cash and will also issue 5.375 million shares of its common stock as additional payment to EnergyGateway.  The proposed transaction is subject to certain closing conditions.  2.175 million of the shares that the Company is paying to EnergyGateway in connection with this transaction will be held in escrow for 18 months following the Closing to secure various indemnification obligations of EnergyGateway and its members.

A copy of the Asset Purchase Agreement dated May 23, 2007 is attached to the Current Report on Form 8-K as Exhibit 2.1.

Item 3.02                       Unregistered Sales of Equity Securities

The information provided in Item 1.01 regarding the issuance of unregistered common stock as partial payment in the Asset Purchase Agreement is hereby incorporated by reference.  The Company claims an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Act”) for the private placement of these securities pursuant to Section 4(2) of the Act.

Item 7.01.                      Regulation FD Disclosure.

On May 24, 2007, the Company announced that it has entered into a definitive Asset Purchase Agreement with EnergyGateway, LLC, an Ohio limited liability company, and its members, to purchase substantially all of the assets of EnergyGateway.

The full text of the press release issued in connection with the announcement is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.                      Financial Statements and Exhibits.

(d)                   Exhibits

        See Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WORLD ENERGY SOLUTIONS, INC.

Date: May 24, 2007	By:	/s/ James Parslow
James Parslow
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

2.1	Asset Purchase Agreement by and among World Energy Solutions, Inc., EnergyGateway, LLC and the Members of EnergyGateway, LLC dated May 23, 2007.

99.1	Press Release issued by the company on May 24, 2007.